SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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PRG-Schultz International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRG-Schultz International, Inc.
600 Galleria Parkway
Suite 100
Atlanta, GA 30339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 18, 2004

TO THE SHAREHOLDERS OF
PRG-SCHULTZ INTERNATIONAL, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PRG-SCHULTZ INTERNATIONAL, INC. (“PRG-Schultz” or the “Company”) will be held at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339, on May 18, 2004 at 9:00 a.m., for the following purposes:

1.	To elect three (3) Class II directors to serve until the Annual Meeting of Shareholders held in 2007 or until their successors are elected and qualified;

2.	To approve adoption of the PRG-Schultz International, Inc. 2004 Executive Incentive Plan; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

     The proxy statement dated April 16, 2004 is attached. Only record holders of the Company’s common stock at the close of business on March 31, 2004 will be eligible to vote at the meeting.

     If you are not able to attend the meeting in person, please complete, sign, date and return your completed proxy in the enclosed envelope. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors:
JOHN M. COOK

Chairman, President and Chief Executive Officer

Date: April 16, 2004

     A copy of the Annual Report to Shareholders for the year ended December 31, 2003 is enclosed with this notice and proxy statement.

GENERAL INFORMATION
INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
PROPOSAL TO APPROVE THE PRG-SCHULTZ INTERNATIONAL, INC. 2004 EXECUTIVE INCENTIVE PLAN
OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS AND CERTAIN EXECUTIVE OFFICERS
EXECUTIVE OFFICERS
PERFORMANCE GRAPH
INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS
Appendix A

PRG-Schultz International, Inc.
600 Galleria Parkway
Suite 100
Atlanta, GA 30339

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS

April 16, 2004

GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of PRG-Schultz International, Inc. (“PRG-Schultz” or the “Company”) of proxies for use at the Annual Meeting of Shareholders to be held on Tuesday, May 18, 2004, at 9:00 a.m., at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339.

     This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about April 16, 2004. The shareholder giving the proxy may revoke it at any time before it is exercised at the meeting by: (i) delivering to the Secretary of the Company a written notice of revocation dated later than the date of the proxy; (ii) executing and delivering to the Secretary a subsequent proxy relating to the same shares; or (iii) attending the meeting and voting in person; however, attendance at the meeting will not in and of itself constitute revocation of a proxy. All communications to the Secretary should be addressed to the Secretary at the Company’s offices, 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. Any proxy which is not revoked will be voted at the annual meeting in accordance with the shareholder’s instructions. If a shareholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, his or her shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxies to vote shares in their discretion on any other matter properly presented at the annual meeting.

     The Company will pay all expenses in connection with the solicitation of proxies, including postage, printing and handling and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone, facsimile or other means by directors, officers and employees of the Company and its subsidiaries. Directors, officers and employees of the Company will receive no additional compensation for any such further solicitation. The Company has retained Innisfree M&A Incorporated to assist in the solicitation. The fee to be paid such firm is not expected to exceed $10,000, plus reasonable out-of-pocket costs and expenses.

     Only shareholders of record of the Company’s common stock at the close of business on March 31, 2004 (the “Record Date”) are entitled to notice of, and to vote at, the annual meeting. On the Record Date, the Company had outstanding a total of 61,763,345 shares of common stock. Each share will be entitled to one vote, noncumulative, on each matter to be considered at the annual meeting. A majority of the outstanding shares of common stock, present in person or represented by proxy at the annual meeting, will constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker nonvotes, if any, will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

     Votes cast by proxy or in person at the annual meeting will be counted by the person or persons appointed by the Company to act as inspector(s) of election for the meeting. Prior to the meeting, the inspector(s) will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspector(s) will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

     Nominees for election as directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election. Accordingly, if a quorum is present, the three nominees in Class II receiving the highest vote totals will be elected as Class II directors of the Company at the annual meeting. The PRG-Schultz International, Inc. 2004 Executive Incentive Plan (the “EIP”) will be approved at the annual meeting if a quorum is present and more shares vote in favor of approval than vote against it. It is expected that shares beneficially owned by current executive officers and directors of the Company, which in the aggregate represent approximately 34 percent of the outstanding shares of common stock, will be voted in favor of management’s nominees for director and in favor of adoption of the EIP. With respect to election of directors and approval of the EIP, abstentions, votes “withheld” and broker nonvotes, if any, will be disregarded and will have no effect on the outcome of the vote. There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this proxy statement. Assuming a quorum is present, any proposal properly presented at the meeting will be approved if the votes cast in favor of it exceed the votes cast against it.

Recommendation of the Board of Directors

     The Board of Directors of the Company recommends a vote FOR the election of each of the nominees named below for election as director and FOR approval of the EIP.

Election of Directors

     The Company currently has 12 directors. The Board is divided into three classes of directors, designated as Class I, Class II and Class III. The classes serve staggered three-year terms. Shareholders annually elect directors to serve for the three-year term applicable to the class for which such directors are nominated or until their successors are elected and qualified. At the annual meeting, shareholders will be voting to elect three directors to serve as Class II directors.

     The terms of Garth H. Greimann, N. Colin Lind, E. James Lowrey, Howard Schultz and Jimmy M. Woodward, currently serving as Class II directors, will expire at the annual meeting. Messrs. Greimann, Lind and Woodward are nominees for election as directors at the annual meeting. Messrs. Lowrey and Schultz will retire as of the annual meeting and will not stand for election. The Board has reduced its size to 10 members effective as of the annual meeting.

     The proxy holders intend to vote FOR election of all the nominees named below as directors of the Company, unless otherwise specified in the proxy. Those directors of the Company elected at the annual meeting to be held on May 18, 2004 to serve as Class II directors will each serve a three-year term or until their successors are elected and qualified. Each of the nominees has consented to serve on the Board of Directors if elected. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may nominate.

     Set forth below are the name, age and director class of each director nominee and director continuing in office following the annual meeting and the period during which each has served as a director.

Class II Director Nominees

Name of Nominee	Age	Director Class	Service as Director
Garth H. Greimann(1)	49	Class II	Since April 1995
N. Colin Lind(3)	48	Class II	Since May 2002
Jimmy M. Woodward(1)	43	Class II	Since February 2004

Directors Continuing in Office

Name of Director	Age	Director Class	Term Expires	Service as Director
John M. Cook	61	Class I	2006	Since November 1990
Jonathan Golden	66	Class I	2006	Since November 1990
David A. Cole(3)	61	Class I	2006	Since February 2003
Gerald E. Daniels(2)	58	Class I	2006	Since May 2003
Arthur N. Budge, Jr.	49	Class III	2005	Since January 2002
Thomas S. Robertson(2)(3)	61	Class III	2005	Since May 1999
Jacquelyn M. Ward(2)(3)	64	Class III	2005	Since May 1999

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

     Arthur N. Budge, Jr. has served as President and Chief Executive Officer of Five States Energy Company, an owner of a portfolio of oil and gas investments since 1998, and as its Chief Financial Officer since 1986. Since 1985, Mr. Budge has also served as President of Budge Financial, Inc., a company that provides clients with planning, forecasting and investment analysis services and asset management. In addition, Mr. Budge serves as a principal in several Blockbuster Video franchise limited partnerships and serves as a director of several private companies in which Mr. Budge and his clients have investments.

     David A. Cole is Chairman Emeritus of the Board of Kurt Salmon Associates, Inc. (“KSA”), an international management consulting firm serving the retail, consumer products and health care industries. He was appointed president of KSA in 1983, served as its chief executive officer from 1988 through 1998 and served as its chairman from 1988 to 2001. Mr. Cole currently serves as a director of AMB Property Corporation, a global owner and operator of industrial real estate. Mr. Cole also currently serves on the Dean’s Advisory Council of Goizueta Business School at Emory University and on the board of the Voluntary Interindustry Commerce Committee.

     John M. Cook is Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Cook served as the Company’s President from November 1990 through January 1998, from October 2000 through August 16, 2002 and was reappointed as President on July 24, 2003. Mr. Cook also served as Chairman of the Board from the founding of the Company in November 1990 until January 24, 2002, resuming this role on August 27, 2002. Mr. Cook serves as a director of CryoLife, Inc., a company engaged in cryopreservation of transplantable human tissue and development of complementary implantable products and technologies.

     Gerald E. Daniels is the Vice Chairman and Chief Executive Officer of Engineered Support Systems, Inc. (“ESSI”), a diversified supplier of high-tech, integrated military electronics, support equipment and logistics services. Prior to assuming his position with ESSI on April 1, 2003, Mr. Daniels had served in positions with Boeing Military Aircraft and Missile Systems from January 1998 until July 2002, most recently serving as its chief executive officer from May 2000 to July 2002, and from 1999 through June 2000 as vice president, general manager of Navy and Marine Corps programs. Mr. Daniels serves as director or trustee for several private, not-for-profit and community organizations, and is a director of ESSI.

     Jonathan Golden, through his professional corporation, Jonathan Golden, P.C., a wholly owned professional corporation (“JGPC”), is a partner in the Atlanta, Georgia law firm of Arnall Golden Gregory LLP since 1967, which provides legal services to the Company. Mr. Golden’s professional corporation provides the Company consulting services as well. Mr. Golden also serves as a director of SYSCO Corporation, a distributor of food and related products.

     Garth H. Greimann has served since 1989 in two management positions, most recently as Managing Director, with Berkshire Partners LLC (“Berkshire Partners”), a private equity investment firm that manages six institutional investment funds used to make equity investments in established middle market companies. Mr. Greimann is a Managing Member of Fifth Berkshire Associates LLC, and Sixth Berkshire Associates LLC, the General Partner of Berkshire Fund V, Limited Partnership, and Berkshire Fund VI, Limited Partnership, respectively. He is also a Managing Member of Berkshire Investors LLC. Berkshire Investors and Berkshire Funds V and VI invested in the Company in August 2002. Berkshire Partners and its affiliates beneficially own approximately 7 percent of the Company’s common stock.

     N. Colin Lind has been with Blum Capital Partners L.P. (and its predecessor Richard C. Blum & Associates, Inc.) (“Blum L.P.”), a strategic equity investment firm, since 1986. He is Managing Partner for the firm, which is responsible for managing approximately $2.5 billion in assets under management. Mr. Lind serves as director of Kinetic Concepts, Inc., a leading manufacturer and marketer of therapeutic products and related medical devices. Blum L.P. and its affiliates beneficially own approximately 22 percent of the Company’s common stock.

     E. James Lowrey, currently a director of the Company, will retire from the Board as of the annual meeting.

     Thomas S. Robertson is the Dean of the Goizueta Business School at Emory University, a position he assumed in July 1998. Prior to taking this position, he was a member of the faculty of the London Business School beginning in 1994, with his most recent position being Deputy Dean.

     Howard Schultz, currently a director of the Company, will retire from the Board as of the annual meeting.

     Jacquelyn M. Ward is the Outside Managing Director for Intec Telecom Systems USA, a telecommunications systems company, and has held this position since January 2001. Prior to assuming her current position, Ms. Ward was the President and Chief Executive Officer of Computer Generation Incorporated, a provider of turn-key telecommunications systems products and data processing services that she co-founded in 1968. She serves as a director of Anthem, Inc., a healthcare benefits company and an independent licensee of the Blue Cross and Blue Shield Association; BankAmerica Corporation, a banking and financial services company; Equifax, Inc., a provider of credit and payment information services; Flowers Foods, Inc., a producer of baked foods; Sanmina-SCI Corporation, a diversified electronics manufacturer; and SYSCO Corporation, a distributor of food and related products.

     Jimmy M. Woodward was elected as a director of the Company in February 2004. Mr. Woodward has served in a variety of senior financial and executive positions with Flowers Foods, Inc., a producer of baked goods, and currently serves as its senior vice president and chief financial officer. Mr. Woodward is a certified public accountant. He serves as a director of Integrity Media, Inc., a media/communications company that produces, publishes and distributes Christian music, books and related products. Mr. Woodward was formerly a director of Keebler Foods, Inc. from 1998 to 2001.

     Stanley B. Cohen retired from the Board in good standing in October 2003.

     No family relationships exist among any of the directors and executive officers of the Company. Mr. Budge was first elected to the Board as a condition to the closing of the Schultz Acquisition, as hereinafter defined. This condition was contained in the asset acquisition agreement entered into with respect to the transaction. Berkshire Partners and Blum L.P., in accordance with their contractual rights with the Company, have the right to name one nominee each for election to the Board. These rights are currently satisfied by the nomination of Mr. Greimann and Mr. Lind, respectively, to three-year terms. Also pursuant to these contractual rights, Berkshire Partners and Blum L.P have each designated an observer to attend the Company’s Board meetings. See “Certain Transactions.”

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND COMMITTEES OF THE BOARD

Director Independence

     The Board of Directors has evaluated the independence of each Board member and has determined that as of the annual meeting Messrs. Budge, Cole, Daniels, Greimann, Lind, Robertson and Woodward and Ms. Ward satisfy the criteria for independence under the Nasdaq listing standards that will be in effect on that date.

Meetings of the Board of Directors

     During 2003, there were seven meetings of the Board of Directors. Each incumbent director who was a director during 2003 attended more than 75 percent of the aggregate of all meetings of the Board of Directors and any committees on which that director served.

Director Compensation

     Each nonemployee member of the Board is currently paid a $30,000 annual retainer for his or her service on the Board and any of its committees. Chairs of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are paid a supplemental retainer of $6,000 per year. Directors are reimbursed for all out-of-pocket expenses, if any, incurred in attending Board and committee meetings.

     As of the annual meeting, the supplemental retainer paid to the Audit Committee chair will increase to $12,000, and directors will receive an additional $1,500 daily attendance fee for attendance at Board meetings and the annual meeting of shareholders, and an additional $1,000 daily attendance fee for attendance at committee meetings of which they are a member. These compensation changes were adopted in February 2004.

     In February 2003, the Board established the position of Presiding Director to oversee meetings of the independent members of the Board and to serve as a special advisor to the Company’s CEO on key strategic issues impacting the Company. The retainer for service in this position has been set at $60,000 annually (inclusive of the $30,000 nonemployee director retainer), plus twice the amount of any stock option grant awarded to nonemployee directors. Jacquelyn M. Ward currently serves as Presiding Director, but she has declined payment of the additional $30,000 cash compensation for serving in this role. It is anticipated that the Board will elect its Presiding Director each year for a term commencing following the annual shareholder meeting.

     In addition to cash compensation, the Board may grant nonqualified stock option grants to the nonemployee directors from time to time. On February 24, 2004, options to purchase 10,000 shares of the Company’s common stock were granted to 10 nonemployee directors. Options to purchase 20,000 shares of the Company’s common stock were granted to Mr. Woodward on the same date, pursuant to his election as a director. All of these options have exercise prices equal to the fair market value of the Company’s common stock on the date of grant, are fully vested and have a five-year term.

     Jonathan Golden, a director of the Company, provides financial advisory and management consulting services to the Company through JGPC. Mr. Golden is the sole shareholder of JGPC. During 2003, the Company paid JGPC aggregate consulting fees of approximately $72,000. The Company currently pays JGPC a consulting fee of $6,000 per month. The consulting agreement may be terminated by either party for any reason upon not less than 30 days prior notice. Mr. Golden, through JGPC, is also a senior partner in Arnall Golden Gregory LLP, the law firm that serves as the Company’s principal outside legal counsel. Fees paid to this law firm aggregated approximately $541,000 in 2003. The Company believes that these fees were reasonable in relation to the services provided and expects to continue to utilize the services of this law firm.

     In connection with the Company’s acquisition on January 24, 2002 of the businesses of Howard Schultz & Associates International, Inc. (“HSA-Texas”) and certain of its affiliates (the “Schultz Acquisition”), the Company assumed options held by Mr. Budge to purchase 167,631 shares of HSA-Texas common stock. The HSA-Texas options, with an exercise price of $9.06 per share, converted into options to purchase 248,295 shares of the Company’s common stock at an exercise price of $6.12 per share (reflecting an option conversion ratio of 1.4812).

Audit Committee

     The Company’s Audit Committee consists of three independent directors: Messrs. Lowrey, Greimann and Woodward. Mr. Lowrey currently serves as Chairman of the Audit Committee and has been designated by the Board as a “financial expert” as such term is defined in Item 401(h) of Regulation S-K. As of the annual meeting and Mr. Lowrey’s retirement from the Board, it is anticipated that the Audit Committee will be reorganized and that Messrs. Budge and Daniels will be elected as members of the Audit Committee. Mr. Greimann will serve as an ex officio member. It is anticipated that Mr. Woodward will qualify as a “financial expert” as of the annual meeting. The Board of Directors has determined that the current Audit Committee members and Messrs. Budge and Daniels will, as of the date of the annual meeting, satisfy the independence criteria established by Nasdaq and the SEC for audit committee membership. The Audit Committee met four times in 2003. The Audit Committee has sole authority to retain the Company’s independent auditors and reviews the scope of the Company’s annual audit and the services to be performed for the Company in connection therewith. The Audit Committee also formulates and reviews various Company policies, including those relating to accounting practices and the internal control structure of the Company, and the Company’s procedures for receiving and investigating reports of alleged violations of the Company’s policies and applicable regulations by the Company’s directors, officers and employees. The Board has adopted a written Audit Committee Charter which is available at the Company’s website address: www.prgx.com. See “Report of the Audit Committee.”

Compensation Committee

     The Company’s Compensation Committee consists of three independent directors: Ms. Ward and Messrs. Daniels and Robertson. Ms. Ward is Chair of the Compensation Committee. The Board of Directors has determined that each of the Compensation Committee members will be independent based on Nasdaq rules in effect as of the annual meeting. The Compensation Committee held two meetings in 2003. The Compensation Committee recommends to the independent members of the Board the compensation of the executive officers of the Company. The Compensation Committee also administers the Company’s benefit plans, including the Stock Incentive Plan, the Management and Professional Incentive Plan, the Employee Stock Purchase Plan (“ESPP”) and, subject to shareholder approval of the plan, will be responsible for administration of the EIP. All rights to determine awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) are determined by the Compensation Committee, each member of which is a “nonemployee” director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act and is an “outside” director, as such term is defined in the regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). The Compensation Committee’s charter requires that all members of the Committee shall be independent from the Company and shall satisfy the definitions of “nonemployee” and “outside” director described above. The Compensation Committee Charter is available at the Company’s website address: www.prgx.com. See “Report of the Compensation Committee on Executive Compensation.”

Nominating and Corporate Governance Committee

     The Nominating and Corporate Governance Committee (“NCG Committee”) consists of four independent directors: Messrs. Robertson, Cole and Lind, and Ms. Ward. The Board of Directors has determined that each of the NCG Committee members will be independent based on Nasdaq rules in effect as of the annual meeting. Mr. Robertson serves as Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met eight times in 2003. The Nominating and Corporate Governance Committee has the responsibility to consider and recommend nominees for the Board of Directors and its committees, to oversee review and assessment of the performance of the Board and to monitor and recommend governance principles and guidelines for adoption by the Board.

Director Nomination Process

     Since February 2003, the NCG Committee has been delegated the responsibility for evaluating current Board members at the time they are considered for renomination. After considering the appropriate skills, expertise and experience needed on the Board, the independence, expertise, experience, skills and performance of the current membership of the Board, and the willingness of Board members whose terms are expiring to be renominated, the NCG Committee recommends to the Board whether those directors should be renominated.

     In preparation for the director nominations for the annual election by the shareholders, the NCG Committee considers whether the Board would benefit from adding a new member, and if so, the skills, expertise and experience to be sought with the new member. If the Board determines that a new member would be beneficial, the NCG Committee sets the qualifications for the position and conducts a search to identify qualified candidates. Such search may utilize the services of an executive search firm that would receive a fee for its services. The NCG Committee (or its chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with the viable candidates are scheduled with NCG Committee members, other members of the Board and senior members of management. Upon completion of these interviews and other due diligence, the NCG Committee may recommend to the Board the election or nomination of a candidate. All potential candidates, regardless of whether they are developed through the executive search firm or otherwise, are reviewed and evaluated under the same process.

     When an executive search firm is engaged, using the desired qualifications identified by the NCG Committee, the search firm performs research to identify and qualify potential candidates, contacts such qualified candidates to ascertain their interest in serving on the Company’s board, collects resumes and other data about the interested candidates and recommends candidates for further consideration by the NCG Committee.

     The NCG Committee has no set minimum criteria for selecting Board nominees, although its preference is that all non-executive directors possess the qualifications of independence that satisfy the Nasdaq listing standards; significant leadership experience at the corporate level in substantial and successful organizations; relevant, but non-competitive, business experience; the ability and commitment to devote the time required to fully participate in the board and committee activities; strong communication and analytical skills; and a personality that indicates an ability to work effectively with the other members of the board and management. In any given search, the NCG Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of the Board with the perceived needs of the Company. In recent years, for example, the Company has sought a nominee with significant operational experience and a nominee with financial expertise. The NCG Committee believes that it is necessary for at least one independent Board member to possess each of these skills. However, during any search the NCG Committee reserves the right to modify its stated search criteria for exceptional candidates.

     The NCG Committee will also consider director nominee candidates recommended by shareholders. Such recommendations must be submitted to the NCG Committee in accordance with the requirements of the Company’s Bylaws and must be accompanied by all the information that is required to be disclosed for solicitations of proxies for elections of nominees as directors pursuant to Regulation 14A under the Exchange Act, including the nominee candidate’s written consent to serve as director, if nominated and elected. To be considered by the NCG Committee, shareholder recommendations for director nominees to be elected at the 2005 annual meeting of shareholders, together with the requisite consent to serve and proxy disclosure information in written form, must be received by Clinton McKellar, Jr., Secretary, at the offices of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, no earlier than December 17, 2004 and no later than January 16, 2005.

     For the 2004 annual election of directors, one new director is nominated, Jimmy M. Woodward. Mr. Woodward was independently recommended to the NCG Committee by a non-management director on the NCG Committee and by a retained search firm that performed the search firm functions described above. No shareholder recommendations of director candidates were received by the Company in connection with directors to be elected at the 2004 Annual Meeting.

     The Board of Directors does not have a policy that requires director attendance at the annual shareholder meeting. However, directors are encouraged to attend if their business and travel schedules permit. Three directors attended the 2003 annual meeting.

     The NCG Committee is a standing committee of the Board and its charter is available at the Company’s website address: www.prgx.com.

Shareholder Communications to the Board of Directors

     In addition to recommendations for director nominees, the Board of Directors welcomes hearing from shareholders regarding the management, performance and prospects for the Company. To facilitate complete and accurate transmittal of shareholder communications to the directors, it is requested that all shareholder communication to the Board or any of its members be made in writing and addressed to the Company’s Secretary, Clinton McKellar, Jr., at PRG-Schultz International, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. It is also helpful if the communication specifies whether it is directed to one or more individual directors, all the members of a Board committee or all members of the Board and the address to which any reply should be addressed. On receipt, Mr. McKellar will forward the communication to the director(s) to whom it is addressed as specified by the shareholder. If the shareholder does not specify which directors should receive the communication, Mr. McKellar will distribute the communication to all directors. If a reply address is furnished, Mr. McKellar will confirm receipt of the communication and indicate the date the communication was sent to the directors.

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate Company filings, including this proxy statement, in whole or in part, the following Reports of the Audit Committee and the Compensation Committee and the Performance Graph shall not be incorporated by reference into any such filings.

REPORT OF THE AUDIT COMMITTEE

     The Board of Directors maintains an Audit Committee comprised of three of the Company’s outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies, and its composition as of the annual meeting will satisfy, the rules of the SEC and the National Association of Securities Dealers, Inc. (“NASD”) then in effect that govern audit committee composition, including the requirement that audit committee members all be “independent directors,” as that term is defined by NASD Rule 4200(a)(15).

     Management has the primary responsibility for the Company’s financial statements and the reporting process, including the systems of internal controls. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of

Directors. The Board has adopted a written Audit Committee Charter which sets out the organization, purpose and duties and responsibilities of the Audit Committee.

     The Audit Committee discussed with the Company’s independent auditors, KPMG LLP, the overall scope and plans for their 2003 audit prior to the audit. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements to be included in the Company’s 2003 Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed and discussed with KPMG LLP, who was responsible for expressing an opinion on the conformity of the audited financial statements to be contained in the Company’s 2003 annual report with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles, and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America, including Statement on Auditing Standards No. 61. The Audit Committee also discussed with the independent auditor the results of their audit, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee has discussed with the Company’s independent auditor the auditor’s independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board, Standard No. 1, which have been reviewed by the Audit Committee.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, which was filed with the Securities and Exchange Commission on March 5, 2004. For the 2003 audit, the selection of KPMG LLP as the Company’s independent auditors was made solely by the Audit Committee.

     The Audit Committee has determined that the payments made to its independent accountants for nonaudit services for 2003 are compatible with maintaining such auditors’ independence.

     Management is responsible for planning the Company’s financial reporting process and compliance of the consolidated financial statements with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those consolidated financial statements. Because it is not reasonably practicable to independently verify the information contained in the Company’s financial statements, the Audit Committee necessarily must rely on (a) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America, and (b) on the representations of the independent auditors included in their report on the Company’s financial statements.

Audit Committee

E. James Lowrey, Chairman
Garth H. Greimann
Jimmy M. Woodward

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee currently has no pre-approval policies for approval of nonaudit-related services provided by the Company’s principal accountant. Rather, each engagement and its associated projected fees is approved by the Audit Committee in advance of such engagement.

Principal Accountants’ Fees and Services

     The Company incurred the following fees for services performed by KPMG LLP for 2003 and 2002:

	2003	2002
Audit Fees (1)	$886,029	$778,000
Aggregate fees billed for professional services for the audit of the Company’s annual financial statements and reviews of financial statements included in the Company’s Forms 10Q

Audit-Related Fees (2)	135,635	216,000
Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above

Tax Fees (3)	599,978	376,500
Aggregate fees billed for professional services for tax compliance, tax consulting and tax planning

All Other Fees (4)	17,000	108,550
Aggregate fees billed for products and services provided other than the services reported above

(1) For 2003 and 2002, also includes services related to various statutory audits required in certain international jurisdictions.

(2) For 2003, services related to employee benefit plan audit and services in connection with the implementation of the Sarbanes-Oxley Act of 2002. For 2002, services related to major acquisition, convertible debt offering and employee benefit plan audit.

(3) For 2003, services related to restructuring of the Company’s European business and certain expatriate tax matters. For 2002, services related to the Schultz Acquisition and the Company’s captive insurance company which was established in February 2002.

(4) For 2003, services related to the amendment of Form S-3 and support of certain litigation matters. For 2002, services related to corporate secretarial matters, legal, tax and technology consulting, executive tax return preparation and amendment of Forms S-3 and S-8.

REPORT OF THE COMPENSATION COMMITTEE ON
EXECUTIVE COMPENSATION

     The Compensation Committee is composed entirely of nonemployee directors whom the Board has designated as independent in conformity with both current Nasdaq rules and those that will be effective as of the date of the annual meeting. The Compensation Committee considers and establishes compensation policies of the Company and administers the Company’s benefit plans. The Compensation Committee recommends to the independent members of the Board the compensation for all executive officers of the Company.

Compensation Philosophy

     The Compensation Committee, with the assistance of outside executive compensation consultants, continually reviews and refines the Company’s executive compensation programs. A high emphasis is placed on performance-based incentives. The Compensation Committee believes that having greater levels of each executive’s compensation determined by performance-based incentives, and enhancing the incentives for exceptional performance, serves to greater align the executive’s interests with those of the Company’s shareholders.

     The following objectives were used by the Compensation Committee in designing the Company’s 2003 executive compensation program. The compensation program must:

•	Attract, motivate and retain key executives;

•	Align key management and shareholder interests; and

•	Provide incentives that reward executive management performance only if the Company’s performance meets planned results, and provide an enhanced incentive if performance exceeds such planned results, as part of the Company’s pay for performance philosophy.

Executive Compensation Program

     The 2003 executive compensation program consisted of base salary, annual incentives and long-term remuneration in the form of deferred compensation arrangements and nonqualified stock options.

Base Salary

     In determining the appropriate base salary levels for 2003, the Compensation Committee considered several factors, including current industry practices, external market surveys of similarly sized companies and a review of peer group compensation. For 2003, base salaries were recommended by the Compensation Committee for members of executive management with the following factors in mind: (i) the fact that rapidly growing responsibilities and complexities are inherent in key positions, (ii) the need to retain key executives with industry knowledge within the Company, and (iii) the need to attract new talent. All of these factors were considered subjectively with no particular emphasis or weight given to any one factor.

Annual Incentive Compensation

     The 2003 annual incentives for executive management pursuant to the Company’s Management and Professional Incentive Plan included several performance criteria: Company pro forma earnings per share, Company revenues, Company operating income, functional expense control, cash collections and specific business or personal performance objectives. The Management and Professional Incentive Plan was designed to align pay more directly to financial results, with increases and decreases in incentive pay from year to year tied to financial targets achieved and missed, respectively. For 2003, components of the executive officers’ annual incentive compensation were established by the Compensation Committee. The 2003 annual incentive compensation for all executive officers was based on Company pro forma earnings per share attainment. The 2003 annual incentives for each executive officer contained targets for each incentive component to ensure that no annual incentive compensation would be earned for substandard performance. Additionally, maximum limits were in effect for each incentive component pertaining to each executive officer. As a result of the Company’s performance against these financial targets, established by the Compensation Committee under the Management and Professional Incentive Plan, no annual incentive compensation was paid to the executive officers for 2003. However, special discretionary bonuses were awarded to certain of the named executive officers for achievement of individual objectives and for their individual performance in 2003. See “Summary Compensation Table” for specific awards.

Deferred Compensation

     The Company historically has provided, and continues to provide, nonqualified deferred compensation arrangements for certain executive officers. The purpose of these arrangements is to assist in the retention of these executives by allowing a portion of their total compensation to be deferred along with a full or partial matching obligation by the Company. In most instances, the matching obligation vests over a series of years of continuing employment with the Company. Each executive officer negotiated the deferred compensation component of his or her compensation package when he or she entered into his or her employment agreement with the Company. Mr. Cook does not have a deferred compensation element in his employment agreement. Since deferred compensation is accrued and paid in accordance with provisions of the related employment agreements, no additional determinations with respect to this compensation component are made by the Compensation Committee.

Other Long-Term Incentive Compensation

     The Company’s shareholders approved an additional long-term incentive program through the adoption of the Company’s Stock Incentive Plan. All executive officers have received option grants under the Stock Incentive Plan. The use of stock options is meant to align the interests of key executives and shareholders. All options granted to executive officers under the Stock Incentive Plan through the date of this proxy statement have been at fair market value on the date of the grant. Generally, option grants made before 2001 vest ratably over five years of continuous employment with the Company. Option grants made beginning in 2001 generally will vest ratably over four years of continuous employment with the Company. All options will become vested in the event of a change of control. The Compensation Committee grants options to key employees of the Company, based upon the following subjective factors:

current position, level of performance, potential for future responsibilities and the number of vested and unvested options already held. The size of the grant is intended to create meaningful opportunities for stock ownership for the executive officers. In 2003, all decisions with respect to stock compensation awarded to executive officers were made by the Compensation Committee subject to the approval of the independent members of the Board. Based on the factors described above, an aggregate of 365,000 nonqualified stock options, or approximately 27 percent of the total stock options granted by the Company in 2003, were granted to named executive officers in 2003.

Compliance with Code Section 162(m)

     The maximum amount which an employer may claim as a compensation deduction with respect to certain employees in a given fiscal year, pursuant to Section 162(m) of the Code is $1.0 million, unless an exemption for performance-based compensation is met. The Compensation Committee believes it is unlikely that any executive officers of the Company will, in the near future, receive in excess of $1.0 million in aggregate compensation, other than those individuals with respect to whom the performance-based compensation exemption has been satisfied or severance payments are made assuming that the Company’s proposed EIP is approved. See “Proposal to Approve the PRG-Schultz International, Inc. 2004 Executive Incentive Plan.”

Compensation of Chief Executive Officer

     Mr. Cook’s current employment agreement with the Company expires in the year 2006, but provides for automatic one-year renewals upon expiration of each year of employment, such that it always has a three-year term, subject to prior notice of nonrenewal by the Board of Directors. The Compensation Committee recommended to the independent members of the Board that Mr. Cook’s salary for 2003 be set at $850,000 and that he receive no grant of stock options under the Stock Incentive Plan. Given the Company’s performance, the then-independent members of the Board – Messrs. Cole, Greimann, Lind, Lowrey, Robertson and Ms. Ward – elected to freeze Mr. Cook’s base salary at $600,000 for 2003, and in conjunction with the Compensation Committee agreed that Mr. Cook would receive nonqualified stock options to purchase 200,000 shares of the Company’s common stock. The stock options were granted at an exercise price of $7.41 per share, the fair market value of the Company’s common stock on the date of grant, were fully vested on the day of grant and have a five-year term.

     An annual incentive compensation arrangement pursuant to the Management and Professional Incentive Plan was established for Mr. Cook pursuant to which he was eligible to earn an annual cash incentive of up to 200 percent of his annual base salary if the Company achieved certain pro forma earnings per share goals for 2003, demonstrated achievement toward specified annual cost savings and generated a specified increase in international business year over year. Although, as a result of the Company’s performance in 2003, Mr. Cook received no incentive compensation related to the pro forma earnings per share component of his target incentive compensation arrangement, Mr. Cook did satisfy the other two components of his incentive compensation arrangement. Based upon Mr. Cook’s achievement of these two components of his incentive compensation arrangement, established by the Compensation Committee under the Management and Professional Incentive Plan, the Compensation Committee, at their discretion, awarded Mr. Cook a bonus of $375,000 for 2003.

Board of Directors

Jacquelyn M. Ward, Presiding Director	Garth H. Greimann
Arthur N. Budge, Jr.*	N. Colin Lind
David A. Cole	E. James Lowrey
John M. Cook*	Howard Schultz*
Gerald E. Daniels	Thomas S. Robertson
Jonathan Golden*	Jimmy M. Woodward

Compensation Committee

Jacquelyn M. Ward, Chair
Gerald E. Daniels
Thomas S. Robertson

*These individuals did not participate in decisions regarding the acceptance or rejection of Compensation Committee recommendations.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer, the other four most highly paid executive officers of the Company in 2003 who were executive officers at December 31, 2003 and one individual who served as an executive officer in 2003 but who was no longer serving as an executive officer on December 31, 2003 (the “Named Executive Officers”). The information presented is for the years ended December 31, 2003, 2002 and 2001.

Summary Compensation Table(1)

		Annual Compensation(1)			Long-Term Compensation
					Restricted	Securities
		Salary	Bonus	Other Annual	Stock	Underlying	All Other
Name and Principal Position	Year	($)(2)(3)	($)(3)(4)	Compensation($)(5)	Awards($)(6)	Options(#)(7)	Compensation($)(8)
John M. Cook	2003	$565,385	$375,000	$96,258	—	200,000	$8,564
Chairman, President and	2002	500,000	275,000	—	—	200,000	8,594
Chief Executive Officer	2001	500,000	—	—	—	200,000	9,974

John M. Toma	2003	400,000	25,000	—	—	—	66,750
Vice Chairman	2002	400,000	130,000	—	—	100,000	66,750
	2001	400,000	—	—	—	150,000	66,750

James L. Benjamin	2003	289,423	25,000	—	—	50,000	1,750
Executive Vice President – US Operations

Eric D. Goldfarb	2003	275,000	25,000	—	—	25,000	95,886
Executive Vice President and Chief Information Officer

Donald E. Ellis, Jr. (9)	2003	321,154	50,000	—	—	40,000	1,447
Former Executive Vice	2002	300,000	77,000	—	—	—	1,447
President – Finance,	2001	300,000	—	—		—	1,467
Chief Financial Officer and Treasurer

Mark C. Perlberg (10)	2003	229,247	—	—	—	50,000	290,465
Former President and	2002	396,154	140,800	—	—	150,000	25,721
Chief Operating Officer	2001	350,962	98,313	—	—	210,000	25,000

(1)	The compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits, securities or property received by the Named Executive Officers, the aggregate of which as to any officer does not exceed the lesser of $50,000 or 10 percent of the sum of any such officer’s salary and bonus disclosed in this table.

(2)	Includes contributions made by the Named Executive Officers to the Company’s 401(k) Plan during the years presented.

(3)	Includes amounts that the Named Executive Officers have elected to defer under their respective deferred compensation programs.

(4)	Includes payment of a sign-on bonus paid to Mr. Perlberg in 2001 as of the first anniversary of his employment with the Company. Mr. Ellis waived his right to a $50,000 minimum bonus for 2001. He received no consideration for the waiver; however, the Company made a $35,000 donation to a charitable entity designated by Mr. Ellis. For 2002, the bonus awards for the following Named Executive Officers include special discretionary bonuses in the following amounts: Mr. Cook — $75,000; Mr. Toma — $50,000; Mr. Perlberg — $50,000; and Mr. Ellis — $35,000. Bonus awards in 2002 also include a $28,000 promotional bonus paid to Mr. Perlberg. For 2003, includes payment of a $50,000 minimum bonus to Mr. Ellis, and special discretionary bonuses to Messrs. Cook — $375,000, Toma — $25,000, Benjamin — $25,000 and Goldfarb — $25,000.

(5)	Includes $64,350 as reimbursement for nonbusiness use of Company-provided aircraft. The Company also reimburses as a business expense Mr. Cook’s use of private and commercial aircraft that is primarily business related and as to which the Company has no incremental cost with respect to any nonbusiness use. Also includes $30,000 annual car allowance.

(6)	No shares of restricted stock were held by any of the Named Executive Officers on December 31, 2003.

(7)	Does not include nonqualified stock options granted under the Stock Incentive Plan on February 24, 2004 to Messrs. Toma – options to purchase 25,000 shares, Benjamin – options to purchase 50,000 shares, and Goldfarb – options to purchase 25,000 shares. Each option grant has a five-year term. The grant to Mr. Toma vested 100 percent on the date of grant. The grants to Messrs. Benjamin and Goldfarb will vest 25 percent on each of the first four anniversaries of the date of grant. The exercise price of all grants is equal to the fair market value of the common stock on the date of grant. All options granted to Mr. Perlberg were canceled subsequent to his termination of employment with the Company.

(8)	Consists of:

(a)	Premiums for supplemental disability insurance paid by the Company on behalf of Mr. Cook — $6,814 in 2003 and $6,844 in 2002; plus supplemental term life insurance paid by the Company on behalf of Mr. Cook — $8,224 in 2001, and Mr. Ellis — $1,447 in 2003, $1,447 in 2002 and $1,467 in 2001.

(b)	Annual contributions by the Company to the deferred compensation programs for the Named Executive Officers:

Deferred Compensation

	2003	2002	2001
John M. Cook	$—	$—	$—
John M. Toma	65,000	65,000	65,000
James L. Benjamin	—	—	—
Eric D. Goldfarb	—	—	—
Donald E. Ellis, Jr.	—	—	—
Mark C. Perlberg	14,423	25,000	25,000

(c)	Annual matching contributions to the Company’s 401(k) Plan made by the Company on behalf of the named Executive Officers:

401(k) Plan Matching Contributions

	2003	2002	2001
John M. Cook	$1,750	$1,750	$1,750
John M. Toma	1,750	1,750	1,750
James L. Benjamin	1,750	—	—
Eric D. Goldfarb	1,750	—	—
Donald E. Ellis, Jr.	—	—	—
Mark C. Perlberg	—	721	—

(d)	Reimbursement to Mr. Goldfarb of taxable and nontaxable expenses totaling approximately $72,567 which he incurred in connection with his relocation to Atlanta, Georgia, as well as $21,569 as gross-up sufficient to pay federal and state taxes owing on such amounts.

(e)	Severance payments made to Mr. Perlberg totaling $276,042, including salary continuation of $177,083, accrued, pro-rated target bonus of $88,542 and car allowance of $10,417.

(9)	Mr. Ellis relinquished his position as an executive officer as of March 10, 2004.

(10)	Mr. Perlberg left his employment with the Company as of July 31, 2003. See “Employment Agreements.”

Option Grants Table

     The following table sets forth certain information regarding options granted to the Named Executive Officers during the year ended December 31, 2003. No stock appreciation rights (“SARs”) were granted during 2003.

Stock Option Grants in Last Fiscal Year

					Potential Realizable
	Number of	Percent of			Value at Assumed
	Securities	Total			Annual Rates of Stock
	Underlying Options	Options Granted to	Exercise or Base		Price Appreciation for Option Term
	Granted	Employees	Price	Expiration
Name	(#)(1)	in 2003	($/Sh)	Date	5%($)	10%($)
John M. Cook(2)	200,000	14.6%	$7.41	3/3/2008	409,449	904,776
John M. Toma	—	—	—		—	—
James L. Benjamin	50,000	3.7%	7.41	3/3/2008	102,362	226,194
Eric D. Goldfarb	25,000	1.8%	7.41	3/3/2008	51,181	113,097
Donald E. Ellis, Jr.	40,000	2.9%	7.41	3/3/2008	81,890	180,955
Mark C. Perlberg(3)	50,000	3.7%	7.41	3/3/2008	102,362	226,194

(1)	All options are nonqualified options granted under the Stock Incentive Plan. Unless otherwise footnoted, all options have five-year terms with 25 percent of the options vesting and becoming exercisable on each of the first four anniversaries of the date of grant; provided, however, that all options granted under the Stock Incentive Plan will vest automatically upon the occurrence of certain events of change of control.

(2)	Options were fully vested and exercisable on date of grant.

(3)	Option grant canceled subsequent to termination of Mr. Perlberg’s employment with the Company.

Option Exercises and Year-End Value Table

     None of the Named Executive Officers held or exercised SARs during 2003. The following table sets forth certain information regarding options exercised during the year ended December 31, 2003, and unexercised options held at year-end by each of the Named Executive Officers.

Aggregated Option Exercises in 2003 and Option Values at December 31, 2003

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired		Options at Fiscal Year-End		Fiscal Year-End
	on	Value	(#)		($)(1)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
John M. Cook	—	$—	915,290	150,000	$—	$—
John M. Toma	—	—	437,500	—	—	—
James L. Benjamin	—	—	25,000	75,000	—	—
Eric D. Goldfarb	—	—	25,000	50,000	—	—
Donald E. Ellis, Jr.	—	—	250,000	40,000	146,875	—
Mark C. Perlberg	—	—	—	—	—	—

(1)	Calculated based on a fair market value of $4.90 per share of common stock at December 31, 2003, less the applicable exercise prices.

Securities Authorized for Issuance Under Equity Compensation Plans

     The following table presents certain information with respect to compensation plans under which equity securities of the registrant are authorized for issuance as of December 31, 2003.

Equity Compensation Plan Information(1)

Weighted-average
	Number of securities to be	exercise price of	Number of securities remaining
	issued upon exercise of	outstanding	available for future issuance under
	outstanding options,	options, warrants	equity compensation plans (excluding
Plan category	warrants and rights	and rights	securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	8,152,175	$10.61	2,401,231

Equity compensation plans not approved by security holders	—	—	—

Total	8,152,175	$10.61	2,401,231

(1)	Excludes 350,413 shares to be issued upon exercise of outstanding options granted under the The Profit Recovery Group International, Inc. HSA Acquisition Stock Option Plan (“HSA Plan”) pursuant to the Schultz Acquisition. The outstanding options have a weighted average exercise price of $6.09 per share. No shares remain available for grant under the HSA Plan.

Employment Agreements

     The Company has entered into an employment agreement, as amended, with Mr. Cook that currently expires December 31, 2006. The employment agreement provides for automatic one-year renewals upon the expiration of each year of employment (such that it always has a three-year term), subject to prior notice of nonrenewal by the Board of Directors. Pursuant to Mr. Cook’s employment agreement, Mr. Cook receives an annual base salary of $600,000, and an annual maximum bonus of up to 200 percent of his annual base salary based upon the Company’s performance and Mr. Cook’s individual performance against specific goals for the respective year. For 2004, any grant of options to Mr. Cook will be at the discretion of the Compensation Committee, subject to approval of the independent members of the Board. If Mr. Cook is terminated for cause he will receive base salary through the date of termination. Mr. Cook also receives a car allowance of $30,000 per year. If Mr. Cook is terminated without cause, the Company elects not to renew his employment agreement, or if Mr. Cook voluntarily resigns or resigns for “Good Reason,” he is eligible to receive severance payments equal to 36 months of base salary and bonus, up to a maximum amount not to be deemed an “excess parachute payment” under the Code, and all outstanding options immediately become vested. “Good Reason” means any of the following occurring without Mr. Cook’s consent:

•	the assignment of duties or a position or title inconsistent with or lower than the duties, position or title provided in Mr. Cook’s employment agreement;

•	a requirement that Mr. Cook perform a substantial portion of his duties outside Atlanta, Georgia;

•	a reduction of Mr. Cook’s compensation unless the Board or an appropriate committee of the Board has authorized a general compensation decrease for all executive officers of the Company;

•	Mr. Cook is removed by the Company as CEO without cause;

•	the acquisition by any person, entity or group of 50 percent or more of the combined voting power of the then outstanding securities of the Company;

•	certain events of merger, consolidation, or transfer of assets of the Company (“Change in Control”) resulting in a minority ownership by Company shareholders in the successor company following the Change in Control;

•	the existing directors of the Company prior to a Change in Control constitute less than a majority of the directors of the successor company following the Change in Control; or

•	there shall have occurred any other transaction or event that the Board of Directors of the Company in its discretion identifies as a Change in Control for this purpose.

Mr. Cook also is entitled to receive certain supplemental insurance coverage and other personal benefits under his employment agreement, including Company-paid health insurance coverage for Mr. Cook and his wife (not to exceed $25,000 per year, plus cost-

of-living adjustments) following his retirement, and until age 80. Mr. Cook has agreed not to compete with the Company or to solicit specified categories of the Company’s clients or employees for a period of 24 months following termination of employment.

     The Company also has entered into employment agreements with Messrs. Toma, Benjamin, Goldfarb, Ellis and Perlberg, as well as an Agreement and Release with Mr. Perlberg concerning his termination of employment with the Company as of July 31, 2003, and an Agreement and Release with Mr. Ellis concerning his termination of employment in the capacity of an executive officer as of March 10, 2004. Mr. Toma’s employment agreement automatically renewed on December 31, 2003 and provides for automatic one-year renewals upon the expiration of each year of employment, subject to prior notice of nonrenewal by the Board of Directors. Messrs. Benjamin’s and Goldfarb’s respective agreements are terminable upon 30 days’ notice. Messrs. Toma, Benjamin, Goldfarb, Ellis and Perlberg have agreed not to compete with the Company nor to solicit specified categories of clients or employees of the Company for a period of 24 months following termination of their respective employment.

     Mr. Toma serves as Vice Chairman of the Company’s management Executive Committee, a group charged with day-to-day management and policy-making functions for the Company. Mr. Toma receives an annual base salary of $400,000 with a maximum bonus of up to 100 percent of his annual base salary based upon the Company’s annual performance. For 2004, any grant of options to Mr. Toma will be at the discretion of the Compensation Committee, subject to approval of the independent members of the Board. In addition, the Company has agreed to make annual contributions in the amount of $65,000 per year to a deferred compensation program for Mr. Toma, which amounts will vest 50 percent immediately and the remainder ratably over a ten-year period. If Mr. Toma is terminated other than for cause or if Mr. Toma resigns for “Good Reason” (defined to be substantially equivalent to the definition of “Good Reason” contained in Mr. Cook’s employment arrangement, with the additional qualifying event of Mr. Cook’s removal without cause as Chief Executive Officer of the Company), he is eligible to receive a severance benefit consisting of (1) 24 months of base salary, bonus at target level and auto allowance, (2) a contribution of two years of the annual deferred compensation credit to a rabbi trust established for deferred compensation, and (3) payment of employee COBRA premiums, plus a full state and federal tax gross-up sufficient to pay any applicable excise taxes on items (1) through (3). The Company also has agreed to provide Mr. Toma and his wife with certain other personal benefits, including Company-paid health insurance coverage (not to exceed $20,000 per year, plus cost-of-living adjustments) following his retirement, and until age 80.

     Mr. Benjamin serves as Executive Vice President – US Operations. Mr. Benjamin receives an annual base salary of $300,000, with a maximum bonus of up to 80 percent of his annual base salary based upon the Company’s annual performance and his performance against certain performance criteria. For 2004, any grant of options to Mr. Benjamin will be at the discretion of the Compensation Committee, subject to approval of the independent members of the Board. If Mr. Benjamin is terminated other than for cause or if Mr. Benjamin resigns for “Good Reason,” he is eligible to receive a severance benefit of 12 months of base salary plus the difference between the then current cost of employee medical insurance benefits and the COBRA premiums for such benefits. “Good Reason” is defined in Mr. Benjamin’s employment agreement as (1) the assignment of duties or a position or title inconsistent with or lower than the duties, position or title provided in Mr. Benjamin’s employment agreement; (2) a requirement that Mr. Benjamin perform a substantial portion of his duties outside of metropolitan Atlanta, Georgia; or (3) a reduction of Mr. Benjamin’s compensation unless the Board or an appropriate committee of the Board has authorized a general compensation decrease for all executive officers of the Company.

     Mr. Goldfarb serves as Executive Vice President and Chief Information Officer. He receives an annual base salary of $275,000 with a maximum bonus of up to 80 percent of his annual base salary based upon the Company’s annual performance and his performance against certain performance criteria. For 2004, any grant of options to Mr. Goldfarb will be at the discretion of the Compensation Committee, subject to approval of the independent members of the Board. If Mr. Goldfarb is terminated other than for cause he is eligible to receive a severance benefit of 12 months of base salary plus the immediate vesting of any then unvested stock options.

     On March 10, 2004, Mr. Ellis relinquished his position as an executive officer of the Company, although he will remain an employee of the Company until May 7, 2004. In accordance with the terms of his employment agreement, further memorialized in an Agreement and Release dated March 10, 2004, Mr. Ellis received a lump sum payment of $800,000 on March 19, 2004, and will receive a pro-rated bonus for 2004 in the amount of $16,667.

     Mr. Perlberg resigned as an executive officer of the Company as of July 1, 2003 and ceased employment with the Company on July 31, 2003. In accordance with the terms of his employment agreement, further memorialized in an Agreement and Release dated September 5, 2004, Mr. Perlberg is receiving as severance payments 24 months of base salary, bonus at target level and car allowance, paid in 52 bi-weekly installments. As also provided in his Agreement and Release, all previously unvested stock option grants and restricted stock awards to Mr. Perlberg were vested at his termination, as were all amounts which had been deferred or matched by the Company as deferred compensation.

Stock Incentive Plan

     On June 15, 1998, the Company, with the approval of its shareholders, amended its Stock Incentive Plan, which currently, as amended, provides for the grant of options to acquire a maximum of 12,375,000 shares of common stock, subject to certain adjustments. As of March 31, 2004, options for 8,728,439 shares were outstanding (after adjustment for forfeitures) and options for 2,905,440 shares had been exercised. Options may be granted under the Stock Incentive Plan to employees, officers or directors of and consultants and advisors to, the Company and its subsidiaries. The Company estimates that, as of March 31, 2004, approximately 950 employees (including officers) and 11 nonemployee directors of the Company were eligible to participate in the Stock Incentive Plan. Unless sooner terminated by the Board or pursuant to its terms, no additional grants may be made under the Plan subsequent to June 2008.

Employee Stock Purchase Plan

     In May 1997, the Company’s shareholders approved the adoption of the ESPP. The ESPP is intended to be an “Employee Stock Purchase Plan” as defined in Code Section 423. Under the ESPP, eligible employees may authorize payroll deductions at the end of a semi-annual purchase period of from 1 percent to 10 percent of their compensation (as defined in the ESPP), with a minimum deduction of $10 per pay period and a maximum aggregate deduction of $10,625 during each semi-annual purchase period, to purchase the Company’s common stock at a price of 85 percent of the fair market value thereof as of the first Trading Day (as defined in the ESPP) of the offering period. The aggregate number of shares of common stock which may be purchased by all participants under the ESPP may not exceed 2,625,000, subject to certain adjustments. As of December 31, 2003, 725,181 shares had been issued under the ESPP. The Company estimates that, as of December 31, 2003, approximately 1,500 employees of the Company and its subsidiaries were eligible to participate in the ESPP. The ESPP will terminate on December 31, 2007 or upon the earlier decision of the Company’s Compensation Committee or exercise of aggregate purchase rights pertaining to all shares of common stock reserved for purchase under the ESPP.

The Company’s 401(k) Plan

     The Company assumed, effective immediately prior to completion of its initial public offering, the 401(k) plan sponsored by a predecessor of the Company. This plan (the “401(k) Plan”) is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) Plan, participants may elect to make pre-tax savings deferrals of from 1 percent to 25 percent of their compensation each year, subject to annual limits on such deferrals (e.g., $12,000 in 2003) imposed by the Code. The Company may also in its discretion, on an annual basis, make a matching contribution with respect to a participant’s elective deferrals and/or may make additional Company contributions. The only form of benefit payment under the 401(k) Plan is a single lump-sum payment equal to the balance in the participant’s account. Under the 401(k) Plan, the vested portion of a participant’s accrued benefit is payable upon such employee’s termination of employment, attainment of age 59½ (with respect to 100 percent vested accounts only), retirement, total and permanent disability or death.

CERTAIN TRANSACTIONS

     The following members of Mr. Cook’s immediate family are employed by the Company and received cash compensation for 2003 in the approximate amounts set forth beside their names: David H. Cook, brother — $200,073, Harriette L. Cook, sister-in-law — $90,000, Patricia Sluiter, sister — $86,348, and Allen R. Sluiter, brother-in-law — $172,232. In addition, for 2003 David H. Cook received a grant of 2,000 nonqualified stock options, granted at an exercise price of $7.41 per share, the fair market value on the date of grant. On February 24, 2004, David H. Cook received a grant of 5,000 nonqualified stock options, granted at $4.16 per share, the fair market value on the date of grant. Each stock option grant has a five-year term with 25 percent of the respective options vesting and becoming exercisable on each of the first four anniversaries of the date of grant.

     Mr. Toma’s sister-in-law, Maria A. Neff, is employed with the Company as Executive Vice President – Human Resources. Ms. Neff’s cash compensation for 2003 was $241,154. In addition, for 2003 she received a grant of 25,000 nonqualified stock options, granted at an exercise price of $7.41 per share, the fair market value on the date of grant. On February 24, 2004, Ms. Neff received a grant of 25,000 nonqualified stock options, granted at $4.16 per share, the fair market value on the date of grant. Each stock option grant has a five-year term with 25 percent of the respective options vesting and becoming exercisable on each of the first four anniversaries of the date of grant.

     The Company currently subleases approximately 3,300 square feet of office space to CT Investments, LLC, at a “pass-through” rate equal to the cash cost per square foot paid by the Company under the master lease. CT Investments is 90 percent owned by Mr. Cook, Chairman of the Board, President and Chief Executive Officer of the Company and 10 percent owned by Mr. Toma, Vice Chairman of the Company. The Company received payments of approximately $39,000 in 2003 in connection with such sublease.

     In 2003, the Company used the services of FlightWorks, Inc., a company specializing in aviation charter transportation. Through October 24, 2003, the aircraft used by the Company was leased by FlightWorks from CT Aviation Leasing LLC, a company 100 percent owned by Mr. Cook. The Company paid FlightWorks approximately $2,900 per hour plus landing fees and other incidentals for use of such charter transportation services, of which 95 percent of such amount was paid by FlightWorks to CT Aviation Leasing LLC. The Company, after significant research, believes that the rate paid represents fair market value for the type of aircraft involved. The Company had no minimum usage requirement under its arrangement with FlightWorks. This arrangement was terminated in October 2003 upon sale of the CT Aviation Leasing LLC aircraft. The Company’s leasing arrangement with FlightWorks was approved by disinterested directors. During 2003, the Company recorded expenses of approximately $627,000 for the use of the CT Aviation Leasing LLC aircraft.

     See “Director Compensation” for a discussion of certain additional transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10 percent of the Company’s stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10 percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of forms received by it pursuant to Section 16(a) of the Exchange Act, or written representations from certain reporting persons, the Company believes that with respect to 2003, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10 percent beneficial owners were timely satisfied.

Compensation Committee Interlocks and Insider Participation

     Ms. Ward and Messrs. Daniels and Robertson comprise the Compensation Committee. Mr. Golden served as a member of the Company’s Compensation Committee in January and February 2003. Through JGPC, Mr. Golden provides financial advisory and management services to the Company. Payments for such services to JGPC aggregated $72,000 in 2003. Mr. Golden, through JGPC, is also a senior partner in Arnall Golden Gregory LLP, the law firm that serves as the Company’s principal outside legal counsel. Fees paid to this law firm aggregated approximately $541,000 in 2003. The Company believes that these fees were reasonable in relation to the services provided and expects to continue to utilize the services of this law firm.

PROPOSAL TO APPROVE THE PRG-SCHULTZ INTERNATIONAL, INC.
2004 EXECUTIVE INCENTIVE PLAN

The Board Of Directors Recommends A Vote “For” This Proposal.

     As noted in the Report of the Compensation Committee under “Compliance with Code Section 162(m)” above, the Company has proposed a new 2004 Executive Incentive Plan (“EIP”) for its senior executives which would award bonuses with respect to fiscal years ended December 31, 2004-2008. Rather than specifying a formula for determining the relative weights of performance criteria used to determine incentive amounts, the EIP, as proposed, enables the administering Committee, no later than 90 days after the beginning of each fiscal year, to establish an incentive program within the general parameters of the EIP, which program may change from year to year as the Committee determines necessary to best meet the Company’s needs within the confines of the EIP. Set forth below is a description of the material features of the Company’s proposed EIP, a copy of which is attached as Appendix A to this proxy statement.

Administration

     The EIP will be administered by the Company’s Compensation Committee (the “Committee”); provided, however, that if at any time all of the members of the Committee are not “outside” directors as such term is defined in the regulations promulgated pursuant to Section 162(m) of the Code, the EIP will be administered by a Subcommittee of the Committee consisting of two or more outside directors.

Participants

     The EIP provides for participation by senior executives of the Company, as determined by the Committee, which determination is made prior to February 28 of each fiscal year. Currently, eight executives would be eligible for selection by the Committee for participation in the EIP, including the Chief Executive Officer and each of the Named Executives, except Mr. Ellis, who is no longer an executive officer of the Company. To the extent that these executives do not participate in the EIP, they will be eligible to participate in any other cash incentive plans of the Company.

Method of Operation

     No later than 90 days after the beginning of each fiscal year, the Committee will determine the performance criteria from those listed below which will be applicable to each participant for such fiscal year, the maximum incentive which such participant may obtain, and the relative weight of each of the performance criteria which are applied. The performance criteria to be applied may include any combination of the following and may vary from participant to participant: (a) specified levels of quarterly and annual earnings per share of the Company, (b) specified levels of quarterly and annual revenues of the Company, (c) specified levels of quarterly and annual operating profit of the Company, (d) specified levels of quarterly and annual revenues generated from various industry segments, (e) specified levels of quarterly and annual revenues derived from specified territories or clients, (f) specified levels of quarterly and annual cash receipts derived from specified territories or clients, (g) specified levels of quarterly and annual gross profits derived from specified territories or clients, and (h) control of expenses in various functional areas. The annual incentives set for each participant contain threshold targets for each incentive component to ensure that no annual incentive compensation is earned for substandard performance. All incentives under the EIP will be paid within 60 days following the end of the period with respect to which they are calculated; provided, however, that no incentives will be paid before the Committee has certified in writing that the performance targets and any other material terms of an award have been met.

Maximum Annual Compensation

     No participant in the EIP may receive an incentive with respect to any fiscal year which is in excess of 1 percent of the Company’s gross revenues during such year.

Amendments

     The EIP may be amended by the Board of Directors; however, once the Committee has set performance goals and incentive targets with respect to a participant for a specific fiscal year, such goals and targets may not be amended in any manner which would increase the amount of the incentive payable to the participant, and such goals or targets may not be waived or decreased.

New Plan Benefits

     It is impossible to determine the benefits that will be paid to any individuals pursuant to the EIP should it be approved by the Company’s Shareholders. Mr. Cook is the only Plan participant for 2004. For informational purposes only, the following table sets forth the dollar value of the maximum bonuses that may be paid for 2004 under the EIP:

Name and Position	Dollar Value
John M. Cook	$1,080,000
Chairman of the Board, President and Chief Executive Officer

John M. Toma	—
Vice Chairman

James L. Benjamin	—
Executive Vice President - U.S. Operations

Eric D. Goldfarb	—
Executive Vice President and Chief Information Officer

Donald E. Ellis, Jr.	—
Former Executive Vice President - Finance, Chief Financial Officer and Treasurer

Mark C. Perlberg	—
Former President and Chief Operating Officer

Executive Officer Group	1,080,000

Non-Executive Officer Director Group	—

All Employees excluding Executive Officer Group	—

Tax Discussion

     If the EIP is approved by shareholders, amounts paid under the Plan for any given year to the Company’s Chief Executive Officer, any of its four highest compensated executive officers whose aggregate bonus and salary exceeds $100,000 during that year and any other person who is named in the Summary Compensation Table for that year will be excluded for purposes of computing the $1 million maximum deductible compensation cap under Section 162(m) of the Code and the regulations promulgated thereunder.

No Bonuses Paid If Shareholder Approval Not Obtained

     The Company has undertaken that if the EIP is not approved by the Company’s shareholders, no bonuses will be paid pursuant to the EIP.

OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS
AND CERTAIN EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of March 31, 2004, by (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5 percent of the outstanding common stock of the Company; (ii) each director and director nominee of the Company; (iii) the Named Executive Officers; and (iv) all of the Company’s executive officers and directors as a group. Except as otherwise indicated in the footnotes to this table, the Company believes that the persons named in this table have sole investment and voting power with respect to all the shares of common stock indicated.

Beneficial Ownership As of March 31, 2004(1)

		Shares Subject to
		Options and
	Current Beneficial	Conversion Rights		Percent of Shares
Beneficial Owner	Holdings	(2)	Total	Beneficially Owned
Blum Capital Partners, L.P (3)	9,287,073	4,651,939	13,939,012	20.99%
909 Montgomery Street, Suite 400
San Francisco, California 94133
Berkshire Partners LLC (4)	4,309,837	—	4,309,837	6.98%
One Boston Place
Boston, Massachusetts 02108
Franklin Resources, Inc. (5)	3,650,814	—	3,650,814	5.91%
One Franklin Parkway
San Mateo, California 94403
Cannell Capital LLC (6)	3,194,993	—	3,194,993	5.17%
One Franklin Parkway
San Mateo, California 94403
John M. Cook (7)	4,115,836	965,290	5,081,126	8.10%
600 Galleria Parkway, Suite 100
Atlanta, Georgia 30339
Arthur N. Budge, Jr.	—	153,295	153,295	*
David A. Cole	5,000	30,000	35,000	*
Gerald E. Daniels	1,000	30,000	31,000	*
Jonathan Golden	1,133,205	57,250	1,190,455	1.93%
Garth H. Greimann (8)	4,321,328	67,250	4,388,578	7.10%
N. Colin Lind (9)	9,287,073	4,671,939	13,959,012	21.01%
E. James Lowrey	5,000	37,250	42,250	*
Thomas S. Robertson	3,200	56,000	59,200	*
Howard Schultz (10)	1,000,000	135,000	1,135,000	1.83%
Jacquelyn M. Ward	16,945	66,000	82,945	*
Jimmy M. Woodward	—	20,000	20,000	*
John M. Toma (11)	785,609	462,500	1,248,109	2.01%
James L. Benjamin	—	37,500	37,500	*
Eric D. Goldfarb	—	31,250	31,250	*
Donald E. Ellis, Jr.	25,000	260,000	285,000	*
Mark C. Perlberg (12)	38,573	—	38,573	*
All executive officers, directors and director nominees as a group (19) persons) (13)	20,763,584	6,935,904	27,699,488	37.5%

*	Represents holdings of less than one percent.

(1)	Applicable percentage of ownership at March 31, 2004 is based upon 61,763,345 shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes investment and voting power with respect to the shares shown as beneficially owned. Shares of common stock subject to options currently exercisable or which will become exercisable within 60 days of the date of this proxy statement are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other persons.

(2)	Represents shares that may be acquired currently or within 60 days after the date of this proxy statement through the exercise of stock options or upon conversion of convertible notes. Except as otherwise noted, all shares shown are subject to options to acquire common stock.

(3)	Shares Subject to Options and Conversion Rights includes an aggregate of 4,651,939 shares the Blum Reporting Persons, as defined below, have the right to acquire upon conversion of convertible notes acquired in 2001. Blum L.P.; Richard C. Blum & Associates, Inc., a California corporation (“RCBA Inc.”); Blum Strategic GP, L.L.C., a Delaware limited liability company (“Blum GP”); Blum Strategic GP II, L.L.C., a Delaware limited liability company (“Blum GP II”); Blum Strategic Partners II, L.P., a Delaware limited partnership; and Richard C. Blum, the Chairman and a substantial shareholder of RCBA Inc. and a managing member of Blum GP and Blum GP II, are referred to herein as the “Blum Reporting Persons.” Blum L.P.’s principal business is acting as a general partner for investment partnerships and providing investment advisory services. Blum L.P. is an investment advisor registered with the Securities and Exchange Commission. The sole general partner of Blum L.P. is RCBA Inc. Each of the Blum Reporting Persons reports that it has shared voting and investment discretion over the shares reported above.

(4)	Current Beneficial Holdings includes 1,959,015 shares owned by Berkshire Fund V, Limited Partnership, a Massachusetts limited partnership (“Fund V”); 2,128,358 shares owned by Berkshire Fund VI, Limited Partnership, a Massachusetts limited partnership (“Fund VI”); and 222,464 shares owned by Berkshire Investors LLC, a Massachusetts limited liability company (“Berkshire Investors”). Shares Subject to Options and Conversion Rights does not include an economic interest held by Berkshire Partners pursuant to an agreement with Mr. Garth H. Greimann, a Director and a Managing Director of Berkshire Partners, in 68,750 shares subject to certain vested nonqualified stock options to purchase the common stock of the Company, which were granted to Mr. Greimann in connection with his service as a Director of the Company. See note (8) below. Fund V, Fund VI, Berkshire Investors and Berkshire Partners (together, the “Berkshire Reporting Persons”) each report sole voting and dispositive power over the respective shares reported above. Berkshire Partners is a private equity investment firm and Fund V, Fund VI and Berkshire Investors are investment funds managed by Berkshire Partners.

(5)	The securities shown are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the “Adviser Subsidiaries”) of Franklin Resources, Inc. (“FRI”). Such advisory contracts grant to such Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory clients. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10 percent of the outstanding Common Stock of FRI and are the principal shareholders of FRI. Information based upon publicly reported holdings as of December 31, 2003.

(6)	Includes 3,194,993 shares as to which the reporting person shares investment and voting power. Information based upon publicly reported holdings as of October 29, 2003.

(7)	Current Beneficial Holdings includes 16,469 shares held by the M. Lucy Cook Family 2001 Grantor Retained Annuity Trust, of which Mr. Cook is trustee, and as to which shares he has sole investment and voting power, 24,706 shares held by the John M. Cook Family 2001 Grantor Retained Annuity Trust, of which M. Lucy Cook, Mr. Cook’s spouse, is trustee, and as to which shares she has sole investment and voting power, and 1,180,597 shares held by M. Lucy Cook. Does not include 180,567 shares held by the John and Lucy Cook Charitable Remainder Annuity Trust of which M. Christine Cook is trustee, and as to which shares she has sole investment and voting power.

(8)	Mr. Greimann is a Managing Director of Berkshire Partners. Current Beneficial Holdings includes 4,309,837 shares beneficially owned by the Berkshire Reporting Persons. Mr. Greimann has informed the Company that he disclaims beneficial ownership of the shares beneficially owned by the Berkshire Reporting Persons, except to the extent of any pecuniary interest therein. See note (4) above.

(9)	Mr. Lind is a Managing Partner of Blum L.P. Mr. Lind has informed the Company that he disclaims beneficial ownership of the shares beneficially owned by Blum L.P., except to the extent of any pecuniary interest therein. Shares Subject to Options and Conversion Rights includes an aggregate of 4,651,939 shares the Blum Reporting Persons have the right to acquired upon conversion of convertible notes acquired in 2001. See note (3) above.

(10)	Current Beneficial Holdings includes 1,000,000 shares owned by Schultz PRG Liquidating Investments, Ltd. Mr. Schultz is the limited partner and sole owner of PRG Schultz Liquidating Investments GP, LLC, the general partner of Schultz PRG Liquidating Investments, Ltd.

(11)	Current Beneficial Holdings includes 21,336 shares held for the benefit of Mr. Toma pursuant to a trust, of which Dorothy M. Toma, Mr. Toma’s spouse, is trustee, and as to which shares she has sole investment and voting power. Includes 275,886 shares held by the Toma Family Limited Partnership, of which Mr. Toma serves as the general partner and 5,556 shares held by Toma Family Foundation, Inc., of which Mr. Toma is President. Also includes 73,190 shares held by Dorothy M. Toma, 33,283 shares held by the Mary Caitlin Cook Trust, of which Mr. Toma is the trustee, and 31,560 shares held by the Adam Cook Trust, of which Mr. Toma is the trustee.

(12)	Information based upon publicly reported holdings as of July 1, 2003.

(13)	Does not include any beneficial ownership of shares by Mr. Ellis or Mr. Perlberg, who were not serving as executive officers of the Company on March 31, 2004.

EXECUTIVE OFFICERS

     Each of the executive officers of the Company was elected by the Board of Directors to serve until the Board of Directors’ meeting immediately following the next annual meeting of the shareholders or until his or her earlier removal by the Board or resignation. The following table lists the executive officers of the Company and their ages and offices with the Company.

Name	Age	Office with Registrant
John M. Cook	61	Chairman, President and Chief Executive Officer and Director
John M. Toma	58	Vice Chairman
Richard J. Bacon	49	Executive Vice President – International Operations
James L. Benjamin	41	Executive Vice President – US Operations
Eric D. Goldfarb	39	Executive Vice President and Chief Information Officer
James E. Moylan, Jr.	53	Executive Vice President – Finance, Chief Financial Officer and Treasurer
Maria A. Neff	46	Executive Vice President – Human Resources
Paul van Leeuwen	43	Executive Vice President – Business Development

     The employment histories of those executive officers who are not directors are set forth below:

     John M. Toma was elected Vice Chairman of the Company in January 1997. Prior to that he was the Company’s Executive Vice President – Administration and had served in such capacity since 1992.

     Richard J. Bacon joined the Company in September 2003 as its Executive Vice President – International Operations. Prior to joining the Company, Mr. Bacon was employed by Parity Group PLC, most recently as the managing director of Parity Resourcing Solutions, a human capital management services firm, from January 2003 until September 2003. Mr. Bacon also served Parity Group PLC as its managing director – corporate business from October 2001 through December 2002 and managing director – technology staffing division from August 1999 through September 2001.

     James L. Benjamin joined the Company in October 2002 as Executive Vice President – US Operations. Mr. Benjamin was previously the president of Com-Pak Services, Inc., a leading innovator in communication packaging services, from February 2001 to October 2001; the president of Curtis 1000, the printed office products division of American Business Products and Mailwell Inc. from February 1999 to February 2001; and filled various roles as senior vice president for World Color, a marketer and supplier of direct mail services, from June 1997 to February 1999.

     Eric D. Goldfarb joined the Company in November 2002 as Executive Vice President and Chief Information Officer. Prior to joining the Company, Mr. Goldfarb was the chief information officer for Global Knowledge, Inc., a worldwide provider of technical training, consulting and software services, since July 2001. From May 1996 to July 2001, Mr. Goldfarb was vice president and chief information officer for Macmillan USA, an international media firm.

     James E. Moylan, Jr. joined the Company in March 2004 as its Executive Vice President – Finance, Chief Financial Officer and Treasurer. Mr. Moylan was previously the executive vice president – composite panels, distribution and administration for the Georgia Pacific Corporation, a forest products company, from June 2002 to June 2003. Mr. Moylan also was the senior vice president and chief financial officer of SCI Systems, Inc., an electronics manufacturing company, from November 1999 to June 2002. Mr. Moylan previously spent 23 years in various positions with Sonat, Inc. an energy exploration, development and marketing company, from 1976 to 1999, serving as its senior vice president and chief financial officer from July 1997 to October 1999.

     Maria A. Neff was elected as the Company’s Executive Vice President – Human Resources in November 2002 and is responsible for the global administration and management of the Company’s human resource functions. Ms. Neff has served the Company in various operations management positions since joining the Company in 1991, most recently as Senior Vice President – Human Resources from 1998 to November 2002, and as Vice President – Specialty Services from 1996 to 1998.

     Paul van Leeuwen joined the Company in October 2002 as Senior Vice President – Business Development and in September 2003 was elected as the Company’s Executive Vice President – Business Development. Prior to joining the Company, Mr. van Leeuwen held a series of marketing and business development-related positions with the John H. Harland Company, a provider of printed products, software and services to the financial institution and education markets, most recently as vice president, customer care program from February 2002 to April 2002; and previously as vice president, marketing and customer care from August 2001 to January 2002; vice president, marketing and sales from January 2001 to July 2001; and vice president, marketing and business development from August 1999 to December 2000. Between April 1998 and February 1999, Mr. van Leeuwen was executive vice president of Silver Dollar City, a regional theme park company.

PERFORMANCE GRAPH

     Set forth below is a line graph presentation comparing the cumulative shareholder return on the Company’s common stock (Nasdaq: PRGX), on an indexed basis, against cumulative total returns of The Nasdaq Stock Market (U.S. Companies) Index and the RDG Technology Composite Index. The graph assumes that the value of the investment in the common stock in each index was $100 on December 31, 1998 and shows total return on investment for the period beginning December 31, 1998 through December 31, 2003, assuming reinvestment of any dividends.

VALUE OF $100 INVESTED ON DECEMBER 31, 1998 AT:

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
PRG-SCHULTZ INTERNATIONAL, INC.	$100.00	$106.43	$25.54	$32.65	$35.66	$19.63
NASDAQ STOCK MARKET (U.S.)	100.00	186.20	126.78	96.96	68.65	108.18
RDG TECHNOLOGY COMPOSITE	100.00	157.96	117.38	104.39	76.77	104.01

INDEPENDENT AUDITORS

     The accounting firm of KPMG LLP are the independent auditors of the Company. Approval or selection of the independent auditors of the Company is not submitted for a vote at the annual meeting. Under the terms of the Audit Committee Charter, the selection of KPMG LLP as the Company’s independent auditors for 2004 was made solely by the Audit Committee.

     It is anticipated that a representative from the accounting firm of KPMG LLP will be present at the annual meeting to answer appropriate questions and make a statement if the representative desires to do so.

SHAREHOLDER PROPOSALS

     Appropriate proposals of shareholders intended to be presented at the Company’s 2004 annual meeting of shareholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by the Company by December 17, 2004 for inclusion in its proxy statement and form of proxy relating to that meeting. In addition, all shareholder proposals submitted outside of the shareholder proposal rules promulgated pursuant to Rule 14a-8 under the Exchange Act must be received by the Company no earlier than December 17, 2004, and no later than January 16, 2005, in order to be considered timely. If such shareholder proposals are not timely received, proxy holders will have discretionary voting authority with regard to any such shareholder proposals which may come before the 2005 annual meeting. With regard to such shareholder proposals, if the date of the 2005 annual meeting is subsequently advanced or delayed by more than 30 days from the date of the 2004 annual meeting, the Company shall, in a timely manner, inform shareholders of the change and the date by which proposals must be received.

     It Is Important That Proxies Be Returned Promptly. Shareholders Who Do Not Expect To Attend The Meeting In Person Are Urged To Sign, Complete, Date And Return The Proxy Card In The Enclosed Envelope, To Which No Postage Need Be Affixed If Mailed In The United States.

By Order of the Board of Directors:

Dated: April 16, 2004

Appendix A

PRG-SCHULTZ INTERNATIONAL, INC.
2004 EXECUTIVE INCENTIVE PLAN

GENERAL

The PRG-Schultz International, Inc. (the “Company”) 2004 Executive Incentive Plan (the “Plan”) for its senior executives was approved by the Compensation Committee (the “Committee”) of the Board of Directors on February 19, 2004, effective for bonuses to be paid with respect to the fiscal years ended December 31, 2004-2008. This Plan shall be submitted to the Company’s shareholders for approval at the 2004 Annual Meeting of Shareholders. If this Plan is not approved by the Company’s shareholders at the 2004 Annual Meeting, this Plan shall terminate and no compensation shall be paid hereunder.

ADMINISTRATION

The Plan will be administered by the Committee; provided, however, that if at any time all of the members of the Committee shall not be “outside” directors for purposes of Section 162(m) of the Internal Revenue Code of 1986 as amended, and the regulations promulgated thereunder, then this Plan shall be administered by a subcommittee of the Committee consisting of the two or more outside directors. All references to the “Committee” herein shall include the subcommittee as appropriate.

PARTICIPANTS

Such senior executives of the Company as shall be determined by the Committee may participate in the Plan, which determination must be made prior to February 28 of each fiscal year.

METHOD OF OPERATION

No later than 90 days after the beginning of each fiscal year, the Committee will determine the performance criteria from those listed below which will be applicable to each participant for such fiscal year, the maximum incentive which such participant may obtain, the incentives payable for various levels of performance, and the relative weight of each of the performance criteria which are applied. The performance criteria to be applied may include any combination of the following and may vary from participant to participant: (a) specified levels of quarterly and annual earnings per share of the Company, (b) specified levels of quarterly and annual revenues of the Company, (c) specified levels of quarterly and annual operating profit of the Company, (d) specified levels of quarterly and annual revenues generated from various industry segments, (e) specified levels of quarterly and annual revenues derived from specified territories or clients, (f) specified levels of quarterly and annual cash receipts derived from specified territories or clients, (g) specified levels of quarterly and annual gross profits derived from specified territories or clients, and (h) control of expenses in various functional areas. The annual incentives set for each participant shall contain threshold targets (and may contain higher targets) for each incentive component to ensure that no annual incentive compensation is earned for substandard performance. All incentives under the Plan will be paid within 60 days following the end of the period with respect to which they are calculated; provided, however, that no compensation may be paid under this Plan before the Committee has certified in writing that the performance criteria and any other material terms of an award under the Plan were in fact satisfied.

MAXIMUM ANNUAL COMPENSATION

No participant in the Plan may receive compensation under this Plan with respect to any fiscal year which is in excess of 1% of the Company’s gross revenues during such year.

AMENDMENTS

The 2004 Executive Incentive Plan may be amended by the Board of Directors; however, once the Committee has set performance goals and incentive targets with respect to a participant for a specific fiscal year, such goals and targets may not be amended in any manner that would increase the amount of the incentive payable to the participant, and such goals or targets may not be waived or decreased.

A-1

PRG-SCHULTZ INTERNATIONAL, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR USE AT THE ANNUAL MEETING ON MAY 18, 2004

      The undersigned shareholder hereby appoints John M. Cook, and Clinton McKellar, Jr. or either of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Shareholders of PRG-Schultz International, Inc. (the “Company”) to be held on May 18, 2004, and at any adjournments thereof. The undersigned acknowledges receipt of this Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 16, 2004, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned’s name, place and stead. The undersigned instructs said proxies to vote as indicated hereon.

      THE PROXIES SHALL VOTE AS SPECIFIED ON THE REVERSE, OR IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED NOMINEES AND “FOR” ADOPTION OF THE PRG-SCHULTZ INTERNATIONAL, INC. 2004 EXECUTIVE INCENTIVE PLAN.

      Please Vote, Sign, Date And Return This Proxy Card Promptly Using The Enclosed Envelope.

(Continued on the Reverse Side)

     The Board of Directors recommends a vote “FOR” each of the listed nominees.

1.    Election of Directors

☐	FOR the nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	FOR the nominees listed below except as marked to the contrary

     (Instruction: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, strike a line through that nominee’s name in the list below)

CLASS II DIRECTORS:	Garth H. Greimann	N. Colin Lind	Jimmy M. Woodward

The Board of Directors recommends a vote “FOR” Proposal 2.

2.	Adoption of the PRG-Schultz International, Inc. 2004 Executive Incentive Plan ☐ FOR ☐ AGAINST

3.	In the discretion of the proxies, upon such other matters as may properly come before the meeting or any adjournment thereof.

     THE PROXIES SHALL VOTE AS SPECIFIED ON THE REVERSE, OR IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED NOMINEES AND “FOR” PROPOSAL 2.

Dated:	, 2004
		Signature	Signature (if held jointly)	Title(s)

     (Shareholders should sign exactly as name appears on stock. Where there is more than one owner, each should sign. Executors, Administrators, Trustees and others signing in a representative capacity should so indicate.)